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                                                                    Exhibit 99.1

[GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE



Contact:    Beverly Tkaczenko
            @ 800.476.0569

CAPRIUS ANNOUNCES SALE OF ITS TECHNOLOGY ASSETS

Fort Lee, NJ - April 28, 1999 - Caprius, Inc. (Nasdaq: CAPR) announced today that it had concluded a sale of all of its Aurora(R) breast scanner technology related assets. The Company sold the assets to Pacific Republic Capital Corp. of California. The terms of the transaction provide for payment to Caprius of approximately $850,000 and the assumption by the buyer of all the debt associated with this technology as well as the lease at the Company's Wilmington facility. The equipment debt of which Caprius is now relieved exceeds $1.1 million.

Under the terms of the contract, Caprius will transfer all of its technology-related assets including the Aurora(R) Centers at Faulkner Hospital, Englewood Hospital and Medical Center, University of Arkansas for Medical
Sciences, and Magee Women's Hospital. Caprius has also sold the related inventory and fixed assets. The buyer shall retain the current employees.

Caprius has over the past year been attempting to identify a financial partner for its technology. Caprius conducted discussions with numerous potential parties, none of which led to an acceptable proposal. The cash reserves of the Company, after several downsizing events that were started more than six months ago, had dwindled to near depletion at the time of this closing. The consummation of this transaction avoided the imminent necessity of closing the technology activities without relief from the associated debt. The buyer at the time of closing was the only party with the capacity and desire to assume the debt and compensate Caprius on an immediate basis.

Caprius intends to aggressively pursue ways that can maximize shareholder value. The Company currently has dramatically reduced its overhead, provided for the extinguishment of its debt, and is left with limited funds and the Strax Institute, a comprehensive breast-imaging center in Lauderhill, Florida. Caprius shall focus its efforts in identifying, as quickly as possible, a candidate who can help utilize the Company's assets as a vehicle for the enhancement of shareholder value.

Caprius further announced that the settlement of the shareholders class action commenced in January 1998 obtained final court approval in Federal Court in Boston.

SAFE HARBOR STATEMENT:

The statements made in this press release that are not historical fact are "forward-looking statements" which are based upon current expectations that include a number of risks and uncertainties. Investors are encouraged to review a more comprehensive listing of cautionary statements and risk factors contained in the Company's Forms 10-K and 10-Q SEC filings.

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